Exhibit 99.(k)(iii)

ADMINISTRATION AGREEMENT

Agreement made as of July [  ], 2007, between Claymore/Guggenheim Strategic Opportunities Fund, a Delaware statutory trust (the “Fund”), and Claymore Advisors, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Trust intends to operate as a closed-end management investment company, and is so registered under the Investment Company Act of 1940, as amended ( “1940 Act”); and

WHEREAS, the Trust wishes to retain the Administrator to provide certain administrative services to the Trust, under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1.     Appointment.  The Trust hereby appoints the Administrator to administer the Trust, and the Administrator accepts such appointment and agrees that it will furnish the services, subject to the supervision of the Trust’s Board of Trustees (the “Board”),  set forth in Exhibit A attached hereto and made a part hereof.

2.     Compliance with the Trust’s Governing Documents and Applicable Law.  In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Declaration of Trust, By-Laws and registration statement of the Trust and with the directions of the Board and Trust executive officers and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations. In compliance with Rule 31a-3 under the 1940 Act, the Administrator herby agrees that any records it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust or its agents any such records upon the Trust’s request.   The Administrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

3.     Services Not Exclusive.  The Administrator’s services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative or other services to other funds or clients so long as the Administrator’s services under this Agreement are not impaired thereby.

4.     Compensation.  For the services provided and expenses assumed by the Administrator under this Agreement, the Trust will pay the Administrator a fee, accrued daily and paid monthly, at the annualized rate of 0.0275% of the first $200,000,000; 0.0200% of the next $300,000,000; 0.0150% of the next $500,000,000 and 0.0100% for amounts over $1,000,000,000 of the average daily Managed Assets of the Trust.

5.     Limitation of Liability of the Administrator.  The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

6.     Duration and Termination.  This Agreement shall become effective as of the date hereof and shall continue in effect until the second anniversary of the date hereof unless sooner terminated.  Thereafter, this Agreement shall continue on an annual basis, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Trust, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Administrator.  Notwithstanding the initial term, this Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days’ prior written notice to the other party hereto.

7.     Amendment of this Agreement.   No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

8.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provision of the 1940 Act.

9.     Miscellaneous.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supercedes all prior agreements and understandings in relation to the subject matter hereof.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.   Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an, original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below, effective as of the day and year first above written.

CLAYMORE/GUGGENHEIM
STRATEGIC OPPORTUNITIES FUND

By:
	Name:	Steven M. Hill
	Title:	Chief Financial Officer,
Chief Accounting Officer and
Treasurer

CLAYMORE ADVISORS, LLC

By:
	Name:	Nicholas Dalmaso
	Title:	Senior Managing Director and
General Counsel

EXHIBIT A

Financial Reporting & Analysis

•                  Annual & semi-annual reports to shareholders, including coordination of typesetting, printing and distribution of reports

•                  Annual & semi-annual regulatory filings (N-CSR, N-SAR)

•                  Quarterly portfolio filings (N-Q)

•                  Quarterly Board of Trustees reporting

•                  Establish and monitor expense accruals

•                  Coordinate with Custodian and Fund Accounting agent the timely processing of invoices

•                  Recommend and monitor Fund distributions and corresponding earnings levels, including preparation of Section 19 notices as appropriate

•                  Facilitate the preparation of statistical reports for outside tracking agencies (i.e. ICI, Lipper Analytical) as appropriate

•                  Calculate required yields and total returns

•                  Establish and monitor leverage mechanism as appropriate and evaluate exposure to short-term interest rates

•                  Monitor leverage requirements (preferred share asset maintenance tests or borrowing base requirements)

•                  Coordinate the annual audit with independent registered public accounting firm

Tax

•                  Monitor Sub Chapter M qualification requirements for RIC status

•                  Prepare supporting documents and complete drafts of the Fund’s tax returns (1120-RIC, Section 4982 excise tax, vendor and shareholder 1099s)

•                  Calculate minimum distribution requirements for excise tax and RIC purposes

•                  Prepare supporting documentation for the tax provision of the annual financial statements, including wash sale review and book to tax differences

Compliance

•                  Monitor compliance with the fund’s prospectus and statement of additional information on a post-trade basis, coordinating findings with the Adviser and Sub-Adviser as necessary

•                  Facilitate annual filing of fund proxy voting (N-PX)

•                  Board of Trustees Governance

•                  Sarbanes Oxley considerations